Exhibit 2.1

Execution Version

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of April 1, 2022, is made by and among (a) Ventoux CCM Acquisition Corp., a Delaware corporation (“Acquiror”), Ventoux Merger Sub I Inc., a Delaware corporation (“First Merger Sub”), Ventoux Merger Sub II LLC, a Delaware limited liability company (“Second Merger Sub”) and E La Carte, Inc., a Delaware corporation (the “Company”), and amends that certain Agreement and Plan of Merger dated as of November 10, 2021, by and among Acquiror, First Merger Sub, Second Merger Sub and the Company (the “Merger Agreement”). Capitalized terms used and not defined in this Amendment have the respective meanings given to such terms in the Merger Agreement.

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement which makes reference to the Merger Agreement; and

WHEREAS, the parties wish to amend the Merger Agreement as described herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of Section 9.03(e). Section 9.03(e) of the Merger Agreement is hereby amended by deleting “$85,000,000” and replacing it with “$65,000,000”.

2. Amendment of Section 10.01(b). Section 10.01(b) of the Merger Agreement is hereby deleted in its entirety and replaced with:

“(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (or any breach of Section 1 of the Support Agreement), such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before August 31, 2022 (such date, the “Termination Date”), or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in material breach of its obligations under Section 7.06 on such date;”

3. Valid Amendment. This Amendment is made in accordance with Section 11.10 of the Merger Agreement and constitutes an integral part thereof.

4. Confirmation, Ratification and Entire Agreements. Except as expressly amended and modified herein, the Merger Agreement shall continue in full force and effect, and the parties hereby ratify and confirm the Merger Agreement as hereby amended. All references to the Merger Agreement in any document, instrument, agreement, or writing delivered pursuant to the Merger Agreement (as amended hereby) shall hereafter be deemed to refer to the Merger Agreement as amended hereby. The Merger Agreement (as amended hereby), the Confidentiality Agreement and any other documents, instruments, and agreements among the parties as contemplated by or referenced in the Merger Agreement comprise the complete and exclusive agreement between the parties regarding the subject matter of this Amendment, and supersede all oral and written communications, negotiations, representations or agreements in relation to that subject matter made or entered into before the date hereof.

5. Miscellaneous. Sections 11.01 (Waiver), 11.02 (Notices), 11.03 (Assignment), 11.04 (Rights of Third Parties), 11.05 (Expenses), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.14 (Non-Recourse) of the Merger Agreement are incorporated herein by reference, mutatis mutandis. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Merger Agreement shall mean and refer to the Merger Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered on the date first set forth above.

VENTOUX CCM ACQUISITION CORP.

By:	/s/ Edward Scheetz
Name:	Edward Scheetz
Title:	Chief Executive Officer

VENTOUX MERGER SUB I INC.

By:	/s/ Edward Scheetz
Name:	Edward Scheetz
Title:	Chief Executive Officer

VENTOUX MERGER SUB II LLC

By:	/s/ Edward Scheetz
Name:	Edward Scheetz
Title:	Chief Executive Officer

E LA CARTE, INC.

By:	/s/ Rajat Suri
Name:	Rajat Suri
Title:	Chief Executive Officer

[Signature Page to Amendment to Merger Agreement]